UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2025

HALL OF FAME RESORT & ENTERTAINMENT COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-38363	84-3235695
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2014 Champions Gateway, Suite 100
Canton, OH 44708
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (330) 458-9176

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HOFV	OTC Pink Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

As previously disclosed, on May 7, 2025, Hall of Fame Resort & Entertainment Company (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HOFV Holdings, LLC, a Delaware limited liability company (“Parent”), Omaha Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and, solely as guarantor of certain of Parent’s obligations under the Merger Agreement, CH Capital Lending, LLC, a Delaware limited liability company (“Guarantor”). The Merger Agreement provided that, among other things, Merger Sub would merge with and into the Company, with the Company surviving as a subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Industrial Realty Group, LLC (“IRG”), and the Company’s director Stuart Lichter serves as President and Chairman of the Board of Directors of IRG.

As previously disclosed, the Company and certain of its subsidiaries entered into (i) the Note and Security Agreement, dated November 14, 2024 (the “Note & Security Agreement”) with the Guarantor, which, as amended through the Ninth Amendment dated July 24, 2025, provides for a total facility amount of $15,000,000 and (ii) an Omnibus Extension of Debt Instruments, effective March 31, 2025 (the “Omnibus Modification”) with certain of the Buyer Parties and their affiliates, which governs various Company debt instruments.

On September 5, 2025, the Company received a Notice of Intent to Terminate Merger Agreement and Non-Extension of Note & Security Agreement (the “Notice”) from the Buyer Parties and certain of their affiliates. Pursuant to the Notice, the Buyer Parties and Guarantor provided written notice of their intention to terminate the Merger Agreement under Section 8.1(e) due to the Company’s failure to perform its obligations thereunder.  Specifically, the Company has failed to satisfy its obligations under Section 7.2(g) of the Merger Agreement which requires the Company to obtain executed consents from the third parties listed on Schedule 7.2(g), including, without limitation, all holders of the Company’s 8% Convertible Notes due 2025 issued July 1, 2020 (as such notes may be amended from time to time, the “PIPE Notes”). These consents are material to the Merger, and the failure to obtain them constitutes a material breach of the Company’s obligations under Section 7.2(b). As a result, and in accordance with Section 8.1(e), Parent notified the Company of Parent’s intention to terminate the Merger Agreement effective as of September 17, 2025 (the “Termination Date”), unless the Company cures such breach prior to the Termination Date.

The Notice also provides that the Buyer Parties will not consent to any further increases in the Facility Amount (as defined therein) under the Note & Security Agreement of which approximately $14.9 million in principal is outstanding as of September 1, 2025 or extensions of the maturity date of the Subject IRG Debt Instruments (as defined in the Omnibus Modification), which mature on September 30, 2025.  Accordingly, absent an event of default occurring prior to such date, the outstanding balance of all loans made pursuant to the Note & Security Agreement and the Subject IRG Debt Instruments will be due and payable in full on September 30, 2025.

The Company is currently discussing with the Buyer Parties and Guarantor possible solutions to address the default under the Merger Agreement and to receive additional funding, however, there can be no assurance that any such arrangements will materialize or provide sufficient working capital to support the Company’s operations on a short-term basis. If the Company continues not to have sufficient liquidity to fund its operations in the near term or if the Company is unable to resolve the asserted default under the Merger Agreement, the foregoing would be expected to have a material adverse effect on the Company’s liquidity and financial condition and may render the Company insolvent and unable to sustain its operations and continue as a going concern. No assurance can be provided that the Company will be able to refinance, restructure or repay its indebtedness or to continue as a going concern.

The foregoing information is a summary of the Notice described above, is not complete, and is qualified in its entirety by reference to the full text of the Notice, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference. Readers should review such Notice for a complete understanding of the terms and conditions associated with such transaction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Notice of Intent to Terminate Merger Agreement and Non-Extension of Note and Security Agreement, dated September 5, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALL OF FAME RESORT & ENTERTAINMENT COMPANY

	By:	/s/ Lisa Gould
		Name:	Lisa Gould
		Title:	Interim Chief Executive Officer

Dated: September 9, 2025